October 26, 2007

Dr. Martin C. Nuss

502 Wingate Avenue

Boulder, Colorado 80304

Dear Martin,

I am pleased to confirm our offer of employment with Vitesse Semiconductor Corporation as the Vice President of Technology and Strategy, reporting directly to Chris Gardner, President & CEO.

Your compensation for this exempt position will be $8462.00 biweekly, which is equivalent to $220,000 on an annual basis. You will receive paychecks biweekly.

We will also recommend that the Board of Directors grant you an option to purchase 200,000 shares of Vitesse Common Stock at the fair market value. This purchase would be subject to the approval of the Vitesse Board of Directors, as well as the vesting conditions, exercise price and restrictions applicable to the option plan. After approval, the details of the stock option plan will be made available to you under separate cover. If we are unable to secure approval for the options grant by the Board of Directors within three (3) months of your start date, you may unilaterally terminate employment and you will receive Severance Pay.

In addition, you will be eligible to participate in the Executive Bonus plan, which Vitesse will guarantee at 30% of your annual base salary for the first fiscal year 2008. You will be eligible to participate in the Vitesse Achievement Sharing program as in effect. Please review the attached FY2008 plan. You will also be eligible to participate in the Executive Retention Equity plan in line with the other senior staff members. Please review the attachment for an outline of the plan.

Vitesse Semiconductor Corporation is an at-will employer and as such, employment with Vitesse is based on mutual consent, both you and Vitesse have the right to terminate employment for any reason at any time, with or without cause, and with or without notice. In the event that you terminate employment within nine (9) months after a Change of Control resulting in a material adverse change in your position, responsibilities, or compensation, you will receive Severance Pay. You will also receive Severance Pay in the event employment is involuntarily terminated at any time by the company or its successors without Cause.

"Change of Control" means each occurrence of any of the following:

Dr. Martin C. Nuss

Offer Letter

(a) The acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), of beneficial ownership of more than 51% of the aggregate outstanding voting power of the capital stock of Vitesse;

(b)(i) Vitesse consolidates with or merges into another entity and is not the surviving entity or conveys, transfers or leases all or substantially all of its property and assets to another person, or (ii) any entity consolidates with or merges into Vitesse in a transaction pursuant to which the outstanding voting capital stock of Vitesse is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which no person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) has, directly or indirectly, acquired beneficial ownership of more than 51% of the aggregate outstanding voting capital stock of Vitesse; or

(c) Approval by Vitesse's shareholders of the complete liquidation or dissolution of Vitesse.

“For Cause” is defined as termination by reason of (i) Executive’s conviction of a felony or plea of guilty or nolo contendere to a felony; (ii) Executive’s intentional failure or refusal to perform his employment duties and responsibilities; (iii) Executive’s intentional misconduct that injures Vitesse’s business; (iv) Executive’s intentional violation of any other material provision of this Agreement or Vitesse’s code of business conduct and ethics; (v) as a member of Vitesse management, Executive will be expected to comply with all provisions of the Vitesse Policies and Procedures Manual and Employee Handbook, as amended from time to time; or (vi) Executive’s failure to effectively perform his job duties and responsibilities.

"Severance Pay" means twelve (12) months of Executive's base salary (at the amount before any proposed reduction) payable in a lump sum on the date employment ends.

This offer is contingent upon your successful passing of a background investigation to be performed by our authorized investigative agency. This background check involves an investigation of criminal records and, where applicable, previous employment history and educational background. Therefore, please be cautious to protect your current employment until this condition has been met.

In compliance with the Immigration Reform and Control Act of 1986, you will be required to complete the Employment Eligibility Verification form I-9 and to provide the necessary document(s) listed on the form (see attached) to establish your identity and employment eligibility.

Dr. Martin C. Nuss

Offer Letter

In addition, you will be required to present the following item(s) (if applicable) as verification of the information on your application for employment: 1) your last pay stub from your most recent employer, and 2) proof of academic achievement (original college diploma or final transcript).

The information above must be presented during new employee orientation on your first day of work.

As a condition of employment, you will be required to sign a Proprietary Information Agreement. Vitesse has a strong policy to protect its proprietary rights. Vitesse also has a strong policy to respect the proprietary rights of others. In that regard, we are making this offer because of your talent; we are not interested in any former employer’s proprietary information and we will require you to honor any agreement you may have to protect such information. It is also a condition of employment at Vitesse that you not disclose or use for the benefit of Vitesse any confidential or trade secret information of any former employer.

Again, it is my pleasure to ask you to join the Vitesse team and I look forward to working with you in building a truly great company.

To indicate your acceptance, please sign and return a copy of this letter to me.

Sincerely,

/s/ SABRA BENNETT

Sabra Bennett

Vice President, Human Resources

Accepted: /s/ MARTIN NUSS	Date: 10-31-07

Start Date: Nov. 12, 2007